EXHIBIT 10.40

SEARS HOLDINGS

J. DAVID WORKS
Senior Vice President and President, Talent and Human Capital Services

November 3, 2009

Mr. James Haworth

House 272 Lane 418 Yun Jian Road

Shanghai, China 200135

Dear Jim,

We are pleased to extend to you our offer to join Sears Holdings Corporation (SHC) as Executive Vice President and President, Retail Services. You will be a member of the Holding Company Business Unit as well as a member of the Holding Company Business Unit’s board of directors. In your capacity as President of Retail Services, you will report to the board of directors for Retail Services Business Unit. Your start date will be January 31, 2010. This letter serves as confirmation of our offer; provided, however, that this offer is contingent upon you providing to SHC documentation satisfactory to SHC that demonstrates you are not subject to any agreement with your current employer that you would be violating if you accept this offer based upon a January 31, 2010 start date (including without limitation any notice required to terminate your contract of employment with your current employer or a non-competition provision that may apply to SHC). Further, this offer is subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $800,000.

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Beginning in fiscal 2010, you will have an annual incentive opportunity of 100% of your base salary under the Annual Incentive Plan. (If your start date is after January 31, 2010, the first day of SHC’s 2010 fiscal year, your target incentive under the Sears Holdings Corporation 2010 Annual Incentive Plan (“2010 AIP”) will be prorated from your start date through January 29, 2011, the last day of SHC’s 2010 fiscal year.) With respect to the 2010 fiscal year, you will receive an incentive payment by April 15, 2011 equal to the greater of (a) the actual incentive earned and payable under the 2010 AIP or (b) twenty-five percent (25%) of your 2010 incentive opportunity referred to above. The portion, if any, of your 2010 incentive payment that is greater than the actual amount payable from the 2010 AIP will be paid by the Company outside of the 2010 AIP and referred to as the “Special Incentive Award”. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause (as defined in the Executive Severance Agreement, referred to below) within twenty four (24) months of your start date, you will be required to repay this Special Incentive Award to the company. Any incentive (including the Special Incentive Award) payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date.

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Participation in the Sears Holdings Corporation Long-Term Incentive Program (“LTIP”). Sears Holdings Corporation has historically provided annual LTIP awards to its executives, with performance cycles of three (3) years and award amounts established as a percentage of base salary. You will first become eligible to participate in an LTIP award starting with the 2010 program as then approved by the Compensation Committee of SHC’s Board of Directors. You will be eligible to participate in the Sears Holdings Corporation 2010 Long-Term Incentive Program (“2010 LTIP”) at 150% of your base salary. (Again, if your start date is after January 31, 2010, your target award under the 2010 LTIP will be prorated based on the date during the

Mr. Haworth

November 14, 2009

performance period that you become a participant.) Details of this 2010 LTIP have yet to be determined.

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You will receive a grant of restricted stock valued at $750,000 under the Sears Holdings Corporation 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first (1st) business day following the later of (a) the date upon which we receive both your executed Executive Severance Agreement (see below) and the approval of the Compensation Committee or (b) your start date. The restricted shares granted will be scheduled to vest in full on the third anniversary of the grant date. Your restricted stock grant is contingent upon you signing the Executive Severance Agreement (referred to below).

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You will receive a special cash incentive of $750,000 (gross). One hundred percent (100%) of this special cash incentive will be payable in full on the third anniversary of your start date; provided that you are actively employed at the payment date.

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You will receive a one-time sign-on bonus of $250,000 (gross). Fifty percent (50%) of this sign-on bonus will be payable within thirty (30) days following your start date and the remaining fifty percent (50%) will be payable within thirty (30) days after you complete your relocation to the greater Chicago metropolitan area, provided that such relocation is completed within twelve (12) months of your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for “Cause” (as defined in the Executive Severance Agreement referred to in the paragraph below) within twenty four (24) months of your start date, you will be required to repay these amounts to the Company.

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You will be required to sign an Executive Severance Agreement. If your employment with SHC terminates for any of the severance-eligible reasons provided for in the Executive Severance Agreement, you will receive one (1) year of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Executive Severance Agreement, you agree, among other things, not to disclose confidential information and not to solicit employees for one (1) year following termination of employment. You also agree not to aid, assist or render services for any ‘Sears Competitor’ (as defined in this agreement) for one (1) year following termination of employment. As noted above, the restricted stock grant is conditioned upon you signing this agreement.

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In lieu of relocation benefits as provided in the Company’s standard relocation policy, you will receive a one-time relocation bonus of $150,000 (net). This relocation bonus represents all benefits and compensation that will be provided to you in connection with your relocation, including commuting and temporary living costs incurred until your relocation is completed. This relocation bonus will be paid to you within thirty (30) days of your start date. To receive relocation assistance, you must sign a Relocation Repayment Agreement, which will be included in the Relocation Benefits package that will be sent to you from the Company’s relocation vendor. A sample copy of the Relocation Repayment Agreement is enclosed for your information.

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You are eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

Mr. Haworth

November 14, 2009

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You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Mr. Haworth

November 14, 2009

Jim, we are looking forward to you joining Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement.

Sincerely,

/s/ J. David Works
J. David Works
Enclosures
Accepted:

/s/ James Haworth	11/12/2009
James Haworth	Date